Exhibit 10.1

CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”), dated as of the 1st day of May, 2008 (“Loan Date”) is between City National Bank, a national banking association (“CNB”) and SM&A, a Delaware corporation (“Borrower”).
1. DEFINITIONS. As used in this Agreement, these terms have the following meanings:
     1.1. “Account” or “Accounts” has the meaning given in the Code, and includes, but is not limited to, any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper from any Person, whether now existing or hereafter arising or acquired, whether or not it has been earned by performance.
     1.2. “Account Debtor” means the Person obligated on an Account.
     1.3. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. “Control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     1.4. “Borrower’s Loan Account” means the statement of daily balances on the books of CNB in which will be recorded Loans made by CNB to Borrower, payments made on such loans, and other appropriate debits and credits as provided by this Agreement. CNB will provide a statement of account for Borrower’s Loan Account at least once each month on a date established by CNB, which statement will be accepted by and conclusively binding upon Borrower unless it notifies CNB in writing to the contrary, within five (5) days of receipt of such statement, or ten (10) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement. Statements regarding other credit extended to Borrower will be provided separately.
     1.5. “Business Day” means a day that CNB’s Head Office is open and conducts a substantial portion of its business.
     1.6. “Code” means the Uniform Commercial Code of California, as currently in effect and as amended and replaced from time to time, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.
     1.7. “Collateral” there is no Collateral .
     1.8. “Commercial Letters of Credit” means letters of credit issued pursuant to this Agreement and in response to Borrower’s submission of an Irrevocable Letter of Credit Application and Security Agreement.
     1.9. “Commitment” means CNB’s commitment to make the loans and issue Letters of Credit in the aggregate principal amount outstanding at any one time of up to TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00).

City National Bank	CREDIT AGREEMENT
     1.10. “Current Assets” will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP excluding, however, loans to stockholders, management or employees, amounts due from Subsidiaries or Affiliates, deferred costs and other intangible assets.
     1.11. “Current Liabilities” will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP and will include, without limitation: (a) all payments on Subordinated Debt required to be made within one (1) year after the date on which the determination is made, and (b) all indebtedness payable to stockholders, Affiliates, Subsidiaries or officers regardless of maturity, unless such indebtedness has been subordinated, on terms satisfactory to CNB, to the Obligations.
     1.12. “Debt” means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money; or reimbursement for open letters of credit (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services; (d) all capitalized lease obligations of Borrower or any Subsidiary; (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed; (f) all obligations guaranteed by Borrower or any Subsidiary; (g) all obligations, direct or indirect, for letters of credit; and (h) any other obligations or liabilities which are required by GAAP to be shown as liabilities on the balance sheet of Borrower or any Subsidiary.
     1.13. “Debt Service” means (a) the aggregate amount of Current Maturity of Long Term Debt plus (b) all interest incurred on borrowed money. “Current Maturity of Long Term Debt” means that portion of Borrower’s consolidated long term liabilities, determined in accordance with GAAP, which shall, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.
     1.14. “Demand Deposit Account” means Borrower’s demand deposit account no. 023-809958 maintained with CNB.
     1.15. “Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).
     1.16. “GAAP” means generally accepted accounting principles, consistently applied.
     1.17. “Guarantor", there is no Guarantor.
     1.18. “Interest Period” means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the first day of the month occurring prior to or on the date which is one (1), three (3), six (6), nine (9) or twelve (12) months thereafter,

City National Bank	CREDIT AGREEMENT
as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.
     1.19. “Inventory” means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.
     1.20. “Letters of Credit Commitment” is THREE MILLION AND NO/100THS DOLLARS ($3,000,000.00).
     1.21. “LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable monthly period upon which the Interest Period is based for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last Business Day of an expiring Interest Period.
     1.22. “LIBOR Interest Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:
LIBOR Base Rate
1 - Eurocurrency Reserve Requirement
     1.23. “LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.
     1.24. “Loan” or “Loans” means the loans extended by CNB to Borrower pursuant to Section 2.
     1.25. “Loan Documents” means, individually and collectively, this Agreement, any Note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to extensions of credit under this Agreement.
     1.26. “Loan Fee” is $25,000.00.
     1.27. “Notes” means the Note(s) referenced in Section 2.
     1.28. “Obligations” means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.
     1.29. “Person” means any individual or entity.
     1.30. “Potential Event of Default” means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.
     1.31. “Prime Loan” means any Loan tied to the Prime Rate.

City National Bank	CREDIT AGREEMENT
     1.32. “Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by CNB.
     1.33. “Quick Assets” means the sum of cash, plus cash equivalents, plus Accounts, plus securities classified as short-term marketable securities according to GAAP, as such items appear on Borrower’s consolidated balance sheet, determined in accordance with GAAP.
     1.34. “Revolving Credit Commitment” means CNB’s commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00).
     1.35. “Standby Letters of Credit” means standby letters of credit issued pursuant to this Agreement and in response to Borrower’s submission of an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement.
     1.36. “Subordinated Debt” means Debt of Borrower or any Subsidiary, the repayment of which is subordinated, on terms satisfactory to CNB, to the Obligations.
     1.37. “Subsidiary” means any Person, the majority of whose voting interests are at any time owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries.
     1.38. “Tangible Net Worth” means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamortized debt discount, Affiliate, employee, officer and stockholder receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by GAAP to be classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower’s consolidated balance sheet, as determined in accordance with GAAP; minus (d) minority interests; and minus (e) deferred income and reserves not otherwise classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.
     1.39. “Termination Date” means May 1, 2009. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled “CNB’s Remedies”; the date of any such termination will become the Termination Date as that term is used in this Agreement.
     1.40. “Total Senior Liabilities” means, as of any date of determination, the amount of all liabilities that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

City National Bank	CREDIT AGREEMENT
2. THE CREDIT.
     2.1. Revolving Credit Loan. Subject to the terms of this Agreement, CNB agrees to make loans (“Revolving Credit Loans”) to Borrower, from the date of this Agreement up to and including the Termination Date, at such times as Borrower may request, up to the amount of the Revolving Credit Commitment, less the amount of outstanding Letters of Credit, and unpaid drafts under drawn Letters of Credit. The Revolving Credit Loans may be repaid and reborrowed at any time up and including the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Revolving Credit Commitment, less the amount of the outstanding Letters of Credit, and unpaid drafts under drawn Letters of Credit.
          2.1.1. Procedure for Revolving Credit Loans. Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB.
          2.1.2. Interest. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Revolving Loan, the LIBOR plus two and one-quarter percent (2.25%) per year, or (b) for a Prime Revolving Loan, the fluctuating Prime minus one-half percent (-0.50%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will accrue daily and be payable (a) monthly in arrears, on the first day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); and (c) at the Termination Date. A Revolving Credit Loan tied to the LIBOR Interest Rate is called a “LIBOR Revolving Loan,” and a Revolving Credit Loan tied to the Prime Rate is called a “Prime Revolving Loan.” A Revolving Credit Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.
     2.2. Letter of Credit Facility. CNB will, at the request of Borrower any time up to the Termination Date, issue Letters of Credit for the account of Borrower. The aggregate face amount of outstanding Letters of Credit and unpaid drafts under drawn Letters of Credit at any time will not exceed the lesser of (a) the Letter of Credit Commitment or (b) the Revolving Credit Commitment less Revolving Credit Loans outstanding.
          2.2.1. Issuance of Letters of Credit. Commercial Letters of Credit will be issued to finance the import of merchandise in accordance with an Irrevocable Letter of Credit Application and Security Agreement submitted by Borrower and incorporated herein by this reference, subject to the terms of this Agreement in the event of any conflict herewith. Standby Letters of Credit will be issued in accordance with an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement submitted by Borrower and incorporated herein by this reference, subject to the terms of this Agreement in the event of any conflict herewith. Letters of Credit will be issued on the normal documentation used by CNB from time to time in accord with the Uniform Customs and Practices for Documentary Credits (2007 Revision) International Chamber of Commerce Publication No. 600, or the International Standby Practices 1998, whichever is applicable. Commercial Letters of Credit will expire no more than 180 days after issuance. Letters of Credit will expire no more than 180 days after issuance. Unless CNB otherwise agrees in writing, no Standby Letter of Credit may expire after the Termination Date. Standard CNB fees and charges will apply to the issuance and administration of Letters of Credit, and any drawings thereunder.

City National Bank	CREDIT AGREEMENT
          2.2.2. Reimbursement for Funding Letter of Credit. Any payment of a draft made after a drawing under a Letter of Credit will be deemed to be an irrevocable request for a Revolving Credit Loan under this Agreement. Borrower’s obligation to reimburse CNB may also be satisfied by charging Borrower’s Demand Deposit Account if requested by Borrower. CNB’s obligation under this Subsection to make a Revolving Credit Loan will exist irrespective of the existence of any Potential Event of Default or Event of Default.
     2.3. LIBOR Loan Terms and Conditions.
          2.3.1. Procedure for LIBOR Loans. Borrower may request that a Revolving Credit Loan be a LIBOR Loan (including conversion of a Prime Revolving Loan to a LIBOR Revolving Loan, or continuation of a LIBOR Revolving Loan as a LIBOR Revolving Loan upon the expiration of the Interest Period). Borrower’s request will be irrevocable, will be made to CNB using the “Notice of Borrowing” form attached hereto as Exhibit “A,” no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the day the LIBOR Loan is to be made. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any outstanding LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.
          2.3.2. Availability of LIBOR Loans. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may not have more than five (5) LIBOR Loans outstanding at any one time under this Agreement. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.
          2.3.3. Prepayment of Principal. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB’s calculation of the LIBOR Prepayment Fee will be deemed conclusive absent manifest error.
          2.3.4. Suspension of LIBOR Loans. If CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be. During such suspension, new Loans, outstanding Prime Loans, and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.
     2.4. Default Interest Rate. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans and any other amounts due CNB hereunder (and interest to the extent permitted by law) will bear additional interest at a fluctuating rate equal to five percent (5.0%) per year higher than the interest rate as determined in the above Section(s) 2.1.2 until the Event of Default has been cured; provided, however, for

City National Bank	CREDIT AGREEMENT
purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.
     2.5. Loans and Payments. All payments will be in United States Dollars and in immediately available funds. Interest will be computed on the basis of a 360 day year, actual days elapsed. All payments of principal, interest, fees and other charges on the Loans will be made by charging, and Borrower hereby authorizes CNB to charge, the Borrower’s Demand Deposit Account for the amount of each such payment. Borrower must have sufficient collected balances in the Borrower’s Demand Deposit Account in order that each such payment will be available when due. CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB’s books and records, which notations will constitute presumptive evidence of the accuracy of the information noted. Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, believes that the request therefor has been made by authorized persons (whether in fact that is the case), or when the Loan is deposited to the Borrower’s Demand Deposit Account, regardless of whether any Person other than Borrower may have authority to draw against such account.
     2.6. Late Charge. Borrower shall pay a late charge of 5% or $10.00, whichever is greater, of any payment not received by CNB on or before the 10th day after the payment is due.
3. TERM AND TERMINATION.
     3.1. Establishment of Termination Date. The term of this Agreement will begin as of the date hereof and continue until the Termination Date, unless the term is renewed for an additional period by CNB giving Borrower prior written notice, in which event the Termination Date will mean the renewed maturity date set forth in such notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.
     3.2. Obligations Upon the Termination Date. Borrower will, upon the Termination Date:
          3.2.1. Repay the amount of the balance due as set forth in Borrower’s Loan Account plus any accrued interest, fees and charges;
          3.2.2. Pay CNB cash in the aggregate face amount of the Letters of Credit and unpaid drafts under drawn Letters of Credit outstanding to be held as cash collateral for Borrower’s obligation to reimburse CNB upon the funding of such Letters of Credit and drafts; and
          3.2.3. Pay the amounts due on all other Obligations owing to CNB. In this connection and notwithstanding anything to the contrary contained in the instruments evidencing such Obligations, the Termination Date hereunder will constitute the maturity date of such other Obligations.
     3.3. Survival of Rights. Any termination of this Agreement will not affect the rights, liabilities and obligations of the parties with respect to any Obligations outstanding

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on the date of such termination. Until all Obligations have been fully repaid, CNB will retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower will continue to assign all Accounts to CNB and to immediately turn over to CNB, in kind, all collections received on the Accounts.
4. CONDITIONS PRECEDENT.
     4.1. Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB’s receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:
          4.1.1. All Loan Documents required by CNB, including but not limited to this Agreement and any guaranties required hereunder;
          4.1.2. A copy of Borrower’s organizational and governing documents and any public filings made in connection therewith; and (b) such authorizations and resolutions approving and authorizing the execution, delivery and performance of this Agreement and any other documents required pursuant to this Agreement, as may be required by CNB;
          4.1.3. Evidence that the insurance required by Section 6.4 hereof is in effect; and
          4.1.4. A complete list of claims made against Borrower, any Subsidiary or any Guarantor, and evidence satisfactory to CNB, including, if requested, an opinion of Borrower’s counsel with respect to any such claim(s), that if such claim(s) is adversely determined, it would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower, any Guarantor or any Subsidiary.
     4.2. Conditions to Each Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB’s satisfaction:
          4.2.1. The representations and warranties of Borrower set forth in Section 5 will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;
          4.2.2. No holder of Subordinated Debt will be in violation of his, her or its Subordination Agreement executed in favor of CNB, and such Subordination Agreement is enforceable with respect to future advances;
          4.2.3. There will have occurred no Event of Default or Potential Event of Default; and
          4.2.4. All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.
5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request) that:

City National Bank	CREDIT AGREEMENT
     5.1. Existence, Power and Authorization. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers and have been duly authorized by the Borrower and do not require any consent or approval of the owners of Borrower.
     5.2. Binding Agreement. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.
     5.3. Ancillary Documents. To the extent that any security agreement, subordination agreement or guaranty is required to be executed by a Subsidiary or Affiliate, the representations and warranties set forth in Sections 5.1 and 5.2 are also true and correct with respect to such Subsidiary and Affiliate and such document.
     5.4. Other Agreements. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board or the organizational and governing documents of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB.
     5.5. Litigation. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Guarantor or Subsidiary, or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operation or condition, financial or otherwise, of Borrower or any Guarantor or Subsidiary.
     5.6. Financial Condition. The most recent financial statements of Borrower and each Guarantor, if any, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower, its Subsidiaries and each Guarantor, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary or Guarantor since the date of such financial statements. Neither Borrower nor any Subsidiary or Guarantor has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.
     5.7. No Violations. Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject.
     5.8. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). No “Reportable Event” (as defined in ERISA and the regulations issued thereunder) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) in connection with any such plan.

City National Bank	CREDIT AGREEMENT
     5.9. Consents. No consent, license, permit, or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery and performance by Borrower of this Agreement or the transactions contemplated hereby.
     5.10. Use of Proceeds. The proceeds of the Revolving Credit Loan will be used by Borrower solely for working capital and issuance of Letters of Credit.
     5.11. Regulation U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.
     5.12. Environmental Matters.
          5.12.1. The operations of Borrower and each Subsidiary comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances and fully comply with all terms of all required permits and licenses.
          5.12.2. Borrower and each Subsidiary have received no notices of threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance.
          5.12.3. Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to liability or contingent liability and neither Borrower nor any Subsidiary is presently liable or contingently liable for any removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.
          5.12.4. Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section includes CNB’s parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys and assigns) harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, which attorneys may be employees of CNB, or may be outside counsel), costs, settlements, judgments or recoveries directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous substance on, under, or about Borrower’s property or operations or property leased to or used by Borrower. For these purposes, the term “hazardous substances” means any substance which is or becomes designated as “hazardous” or “toxic” under any Federal, state, or local law. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

City National Bank	CREDIT AGREEMENT
6. AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:
     6.1. Books and Records. Borrower will maintain, in accord with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. Borrower will not change the accounting method used to determine Borrower’s Inventory cost without notification to CNB. Borrower will permit representative(s) of CNB, at any reasonable time, to inspect, audit, examine and make extracts or copies from all books, records and other data, to inspect any of Borrower’s properties and to confirm balances due on Accounts by direct inquiry to Account Debtors, and will give CNB, promptly upon request, all information regarding the business or finances of Borrower.
     6.2. Financial Statements of Borrower. Borrower will furnish to CNB on a continuing basis:
          6.2.1. Within forty-five (45) days after the end of the first three quarterly accounting periods of each fiscal year, a financial statement consisting of not less than a balance sheet and income statement, prepared in accordance with generally accepted accounting principles consistently applied, which financial statement may be internally prepared;
          6.2.2. Within one hundred twenty (120) days after the close of Borrower’s fiscal year, a copy of the annual audit report for Borrower and the Subsidiaries, including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB, certified by such accountant to have been prepared in accordance with GAAP; and
          6.2.3. Such additional information, reports and/or statements as CNB may, from time to time, reasonably request.
     6.3. Taxes and Premiums. Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto.
     6.4. Insurance.
          6.4.1. Borrower will, and will cause each Subsidiary to, provide and maintain the insurance required under the Loan Documents;
          6.4.2. In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability (with CNB named as additional insured), property damage, business interruption and worker’s compensation, such insurance to be carried with companies and in amounts satisfactory to CNB, and will deliver to CNB from time to time, upon CNB’s request, schedules setting forth all insurance then in effect; and

City National Bank	CREDIT AGREEMENT
          6.4.3. If Borrower fails to provide, maintain, or furnish to CNB the policies required by this Section, CNB may immediately procure such insurance or other insurance necessary to protect CNB’s interest, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest, at the highest rate provided for any of the Loans extended under Section 2 above, from the date of expenditure, and if not paid within ten (10) days of CNB’s demand therefor (and without constituting a waiver of an Event of Default), at a rate five percent (5%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.
     6.5. Notice. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which Inventory or equipment is or will be kept, and any change of Borrower’s name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened against Borrower, any Subsidiary or any Guarantor where the amount or amounts in controversy exceed FIFTY THOUSAND AND NO/100THS DOLLARS ($50,000.00); (d) any unpaid taxes of Borrower, any Subsidiary or any Guarantor, which are more than fifteen (15) days delinquent; and (e) any other matter which might materially or adversely affect Borrower’s or any Subsidiary’s or Guarantor’s financial condition, property or business.
     6.6. Fair Labor Standards Act. Borrower will, and will cause each Subsidiary to, comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code Section 201 et seq.).
     6.7. Corporate Existence. Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.
     6.8. Compliance with Law. Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party.
     6.9. Borrower’s Financial Tests. Borrower will maintain:
          6.9.1. Tangible Net Worth plus Subordinated Debt of not less than THIRTY MILLION AND NO/100THS DOLLARS ($30,000,000.00) at all times;
          6.9.2. A ratio of Current Assets to Current Liabilities of not less than 2.0 to 1 at all times; and
          6.9.3. A ratio of Total Senior Liabilities to Tangible Net Worth of not more than 1.00 at all times.
7. NEGATIVE COVENANTS. Borrower agrees that until payment in full of all the Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB’s prior written consent:
     7.1. Borrowing. Create, incur, assume or permit to exist any Debt, except (a) Debt to CNB (b) Subordinated Debt, (c) trade Debt incurred in the ordinary course of

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business and (d) purchase money Debt in an aggregate amount not to exceed $1,000,00.00 per Borrower’s fiscal year incurred in connection with the acquisition of capital assets (including capitalized lease expenditures).
     7.2. Sale of Assets. Sell, lease or otherwise dispose of any of Borrower’s or any Subsidiary’s assets, other than merchandise Inventory in the ordinary course of business.
     7.3. Loans. Make loans or advances to any Person, except credit extended to employees or to customers in the ordinary course of business.
     7.4. Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person, including Borrower, a Subsidiary or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.
     7.5. Investments. Purchase or acquire the obligations or stock of, or any other interest in, any partnership, joint venture, limited liability company or corporation, except (a) direct obligations of the United States of America; or (b) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00).
     7.6. Mortgages, Liens, etc. Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except CNB.
     7.7. Involuntary Liens. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.
     7.8. Sale and Leaseback. Enter into any sale-leaseback transaction.
     7.9. Mergers. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person more than $5,000,000.00 in the aggregate in any fiscal year, except a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower.
     7.10. Dividends and Purchase of Stock. Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any distribution, whether of capital, income or otherwise, and whether in cash or other property, except that any Subsidiary may declare distributions to Borrower; provided, however, if Borrower for any tax year elects to file as a Sub-Chapter S corporation under the federal or state income tax laws, distributions may be made to Borrower’s shareholders during any current or subsequent tax year in proportion to their holdings, in an aggregate amount equal to that payable by an individual in the highest tax bracket upon Borrower’s taxable income computed as if Borrower were a taxpaying entity.
     7.11. Event of Default. Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument

City National Bank	CREDIT AGREEMENT
under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.
     7.12. Maximum Capital Expenditures. Borrower makes or commits to make expenditures for capital assets (including capitalized lease expenditures) of more than $3,000,000.00 in the aggregate for Borrower and all Subsidiaries in any fiscal year, without CNB’s prior written consent.
8. EVENTS OF DEFAULT.
     8.1. Events of Default. After expiration of any applicable cure period set forth in Section 8.2, the following will constitute Events of Default under this Agreement:
          8.1.1. Borrower fails to pay when due any installment of principal or interest or any other amount payable under this Agreement;
          8.1.2. Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;
          8.1.3. The entry of an order for relief or the filing of an involuntary petition with respect to Borrower, any Subsidiary or any Guarantor under the United States Bankruptcy Code, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower, any Subsidiary or any Guarantor, or Borrower, any Subsidiary or any Guarantor makes a general assignment for the benefit of creditors;
          8.1.4. Any financial statement, representation or warranty made or furnished by Borrower, any Subsidiary or any Guarantor in connection with the Loan Documents proves to be in any material respect incorrect;
          8.1.5. Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;
          8.1.6. Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit or approval which is necessary to the operation of its business;
          8.1.7. All or substantially all of the property of Borrower, any Guarantor or any Subsidiary is condemned, seized or otherwise appropriated;
          8.1.8. The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower;

City National Bank	CREDIT AGREEMENT
          8.1.9. Any obligee of Subordinated Debt fails to comply with the provisions of the documents evidencing such Subordinated Debt or any Subordination Agreement;
          8.1.10. The individuals who, as of the date of the agreement, constitute the Borrower’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least 75% of the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date of this agreement whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
          8.1.11. The Termination Date is not extended.
     8.2. Notice of Default and Cure of Potential Events of Default. Except with respect to the Events of Default specified in Subsections 8.1.1 or 8.1.3, above, and subject to the provisions of the Section 8.4 below, entitled “Additional Remedies”, CNB will give Borrower at least ten (10) days’ written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.
     8.3. CNB’s Remedies. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral.
     8.4. Additional Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default or Potential Event of Default has occurred under this Agreement.
9. MISCELLANEOUS.
     9.1. Reimbursement of Costs and Expenses. Borrower will reimburse CNB for all costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys’ fees and expenses expended or incurred by CNB (or allocable to CNB’s in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.

City National Bank	CREDIT AGREEMENT
     9.2. Dispute Resolution.
          9.2.1. Mandatory Arbitration. At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (a) this Agreement, and/or any renewals, extensions, or amendments thereto; (b) any of the Loan Documents; (c) any violation of this Agreement or the Loan Documents; (d) all past, present and future loans; (e) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (f) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association (“AAA”) in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.
          9.2.2. Judicial Reference. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in Section 9.2.1 will be determined by a reference in accordance with California Code of Civil Procedure Section 638 et. seq. If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Section 644 and Section 645.
          9.2.3. Provisional Remedies, Self Help and Foreclosure. No provision of this Agreement will limit the right of any party to: (a) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (c) exercise self help remedies such as setoff, or (d) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.
          9.2.4. Powers and Qualifications of Arbitrators. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the

City National Bank	CREDIT AGREEMENT
State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.
          9.2.5. Discovery. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).
          9.2.6. Miscellaneous. The arbitrator(s) will determine which is the prevailing party and will include in the award that party’s reasonable attorneys’ fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.
     9.3. Cumulative Rights and No Waiver. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.
     9.4. Applicable Law. This Agreement will be governed by California law.
     9.5. Lien and Right of Set-off. Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against, CNB at any time existing. Upon the occurrence of any Event of Default, CNB is hereby authorized at any time and from time to time, without notice to Borrower or any other Person to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.
     9.6. Notices. Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed. For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:	City National Bank
18111 Von Karman Avenue, Suite 120
Irvine, CA 92612
Attention: Bob Muller, Senior Vice President

Copies To:	City National Bank, Legal Department
400 North Roxbury Drive
Beverly Hills, California 90210-5021
Attn: Managing Counsel, Credit Unit

City National Bank	CREDIT AGREEMENT

Borrower:	SM&A
4695 MacArthur Court, 8th Floor
Newport Beach, CA 92660
Attention: Cathy L.. McCarthy, President/CEO
     9.7. Assignments. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB’s successors and assigns and Borrower’s successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB. CNB may assign this Agreement and its rights and duties hereunder. CNB reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in CNB’s rights and benefits hereunder. In connection therewith, CNB may disclose all documents and information which CNB now or hereafter may have relating to Borrower or Borrower’s business.
     9.8. Indemnification. Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section includes CNB’s parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys, and assigns) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, [which attorneys may be employees of CNB, or may be outside counsel]) costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys’ fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB’s in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.
     9.9. Complete Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. The other Loan Documents are subject to the terms and conditions of this Agreement, and, in the event of a conflict between the other Loan Documents and this Agreement, the provisions of this Agreement shall control. This Agreement may be amended only in a writing signed by Borrower and CNB.
     9.10. Headings. Section headings in this Agreement are included for convenience of reference only and do not constitute a part of the Agreement for any purpose.
     9.11. Accounting Terms. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity

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with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date of this agreement.
     9.12. Severability. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.
     9.13. Counterparts. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.
     9.14. Joint and Several. Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.
     This Agreement is executed as of the date stated at the top of the first page.
“BORROWER”
SM&A,
a Delaware corporation

By:
Cathy L. McCarthy, President/CEO

By:
James R. Eckstaedt, CFO

“CNB”

City National Bank, a national banking association

By:
Bob Muller, Senior Vice President